SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 5, 2007

ROYALE ENERGY, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	000-22750	33-0224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500

San Diego, CA 92108

(Address of principal executive office)

Issuer’s telephone number: (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01 – Changes in Registrant’s Certifying Accountant

As a result of a merger between Sprouse & Anderson, the company’s audit firm, and Padgett, Stratemann & Co., LLP the Company announces the resignation and reappointment of the selected audit firm for 2007. On November 5, 2007, the audit committee of Royale Energy Inc. approved a mutual agreement with the company’s independent auditor, Sprouse & Anderson, LLP, to terminate Sprouse & Anderson’s engagement as the company’s independent auditor and to engage Padgett, Stratemann & Co., LLP as the Company’ s new auditor. Sprouse & Anderson has merged with the firm of Padgett, Stratemann & Co., L.L.P. and as a result, Sprouse & Anderson will ceace to exist and thus has agreed to resign as the Company’s auditor. At the same time, the Company’s audit committee has approved the engagement of the existing audit team through the merged firm of Padgett, Stratemann & Co., LLP as the new auditor.

At the time of transition of the audit engagement, there were no disagreements between the company and Sprouse & Anderson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Sprouse & Anderson’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Sprouse & Anderson reported on the company’s financial statements for the fiscal years from 2004 through 2006.

The auditor’s reports on the financial statements of the Company during the two most recent fiscal years contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles.

Item 9.01 Financial Statements and Exhibits

Exhibits

16.1	Letter on change in certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: November 9, 2007	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Executive Vice President and Chief Financial officer